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                                                                    Exhibit 99.2


PERSONAL AND CONFIDENTIAL

Gregg Sherrill
2010 E. Windsor Place, #E
Milwaukee, WI  53202

Dear Gregg:

On behalf of the Board of Directors of Tenneco Inc. (the "Company"), I am pleased to set forth and confirm the terms and conditions of your employment as Chairman and Chief Executive Officer of the Company;

1. Term. Your employment will commence as of January 15, 2007. You will report to and serve at the pleasure of the Board of Directors of the Company (the "Board").

2. 2007 Cash Compensation. For 2007, you will be paid an annual base salary of $875,000 and will be eligible for an annual performance bonus, with a target bonus of $875,000, subject to fulfillment of applicable performance goals.

3. 2007 Equity Awards. For 2007, you will receive the following awards under the Company's 2006 Long-Term Incentive Plan: (i) 100,000 non-qualified stock options with a seven year term, (ii) 55,000 shares of restricted stock and (iii) stock equivalent units for the 2007-2009 performance period with a value at target of $700,000. Such stock options and shares of restricted stock awards will be awarded when 2007 awards are made to senior executives at Tenneco Inc. generally (currently scheduled for January
     2007), and shall each vest in three equal installments on each of the first three anniversaries of the date of grant. Other terms and conditions will be consistent with those offered to other senior executives at the Company. The performance criteria and vesting of the stock equivalent units shall be determined by the Compensation Committee at the time such terms are established for other recipients of awards for the 2007-2009 performance period.

4. Inducement Compensation. As an inducement to accept our offer of employment and in consideration of compensation foregone from your current employer, you shall receive (i) $1,325,000 payable within seven days of your first day of employment with the Company and (ii) 125,000 shares of restricted stock as of your first day of employment with the Company, such shares will vest in three equal installments on each of the first three anniversaries of the date of grant, or, if earlier, upon your involuntary termination of employment by the Company for reasons other than Cause ("Cause" means your (i) fraud, embezzlement, or theft in connection with your employment (ii) gross negligence in the performance of your duties, or (iii) conviction, guilty plea, or plea of nolo contendre with respect to a felony),


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5.   Executive Benefit Plans. You will participate in the Company's Change in
     Control Severance Benefit Plan for Key Executives (the "Change in Control Plan") as a member of Executive Group I (as defined therein). You shall participate in the Company's defined contribution retirement arrangements applicable to senior executives; provided, however, that you shall be entitled to a benefit under the Company's non-qualified defined contribution plan which, prior to offset for amounts contributed to the qualified plan, is equal to 150% of the standard age graded benefit. You will be eligible to participate in all health, life and disability insurance plans applicable to senior executives generally.

6. Perquisite Allowance, You will receive an annual perquisite allowance of $50,000.00, paid when the perquisite allowance is paid to other senior executives off the Company.

7.   Vacation. You will receive four weeks vacation (with pay) per year.

8. Severance. If your employment is involuntarily terminated by the Company for reasons other than disability or Cause (as defined above) and other than under circumstances which would entitle you to benefits under the Change in Control Plan, you will be entitled to severance equal to two times your annual base salary payable in a lump sum, subject to your execution of a general release and such other documents as the Company may reasonably request.

9. Existing Obligations. You have represented to us that your acceptance of our offer of employment and execution of the duties associated therewith will not violate the terms of any other agreement or obligations to which you are subject,

This offer is valid until December 31, 2006. Please acknowledge your agreement with these terms by executing a copy of this letter in the space provided below and returning it to me.

                                   Sincerely,

                                   TENNECO INC.

                                   By:  /s/ Paul T. Stecko
                                      -----------------------------------------
                                      Paul T. Stecko
                                      Its: Interim Chairman-Board of Directors

ACKNOWLEDGED and ACCEPTED

  /s/ Gregg M. Sherrill
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Date:
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